Exhibit 99(a)

FOR RELEASE: Nov. 14, 2007	MEDIA CONTACT: Lindsey Williams — 248-813-2528

INVESTOR CONTACT: Al VanDenBergh — 248-813-2495
DELPHI ANNOUNCES POTENTIAL AMENDMENTS TO PLAN OF REORGANIZATION,
INVESTMENT AGREEMENT AND GM SETTLEMENT
Delphi, GM and Plan Investors Approve Key Agreements
Revised Plan Investor Bid Letter Executed by Appaloosa and All Co-Investors
Delphi to Proceed with Court-Established Timetable for Nov. 29
Continuation of Disclosure Statement Approval Hearing
     TROY, Mich. — Delphi Corp. (OTC:DPHIQ) announced that it has reached agreement with General Motors Corp. and its Plan Investors on amendments to its Joint Plan of Reorganization, Global Settlement Agreement and Master Restructuring Agreement between Delphi and GM, and the Investment Agreement with Delphi’s Plan Investors led by an affiliate of Appaloosa Management L.P. Delphi expects to file these proposed amendments today in the United States Bankruptcy Court for the Southern District of New York as revisions to the appendices to the Company’s Disclosure Statement. Conforming potential amendments to Delphi’s Disclosure Statement will be filed no later than Nov. 16, 2007.
     These filings are being made in accordance with a scheduling order entered by the Bankruptcy Court last week, which provides for the resumption on Nov. 29, 2007 of the Disclosure Statement hearing commenced in Oct. 2007. Pursuant to the Bankruptcy Court’s order, the filings may be further amended by the Company on Nov. 28 and remain subject to approval of the Bankruptcy Court. Appaloosa and all of the other Plan Investors have delivered a fully executed bid letter to the Company in connection with the revised Investment Agreement amendment. The effectiveness of the amendment is subject to various conditions including Appaloosa being reasonably satisfied with any changes to the Disclosure Statement when the proposed amendments are filed later this week.
     “Today’s filings, which have been agreed upon by GM and all of our Plan Investors, are the cornerstones of a plan of reorganization that we believe can be achieved during this challenging capital markets environment,” said John Sheehan, Delphi vice president and chief restructuring officer.

“We have agreed to very focused potential amendments to our reorganization plan which continues to provide for full recoveries for unsecured creditors at plan value as well as fair consideration for Delphi’s equity holders.”
     As with Delphi’s Oct. 29 filing, these potential amendments reflect current market conditions, commensurate changes to the Company’s emergence capital structure and form of plan currency contemplated for stakeholder distributions, an effective reduction of less than five percent in plan value to reflect macroeconomic and industry conditions and uncertainties and reductions in stakeholder distributions to some junior creditors and interest holders. Further, the potential amendments reflect changes required by Delphi’s Plan Investors to obtain their endorsement of the Plan, the Company’s settlements with GM and its U.S. labor unions, the Company’s emergence business plan and related agreements.
     The potential amendments being filed by the Company today include the following changes to the Plan Investors’ direct investment and certain stakeholder recoveries:

	Original Plan (09/06/2007)	Revised Potential Amendment (11/14/2007)

Net Funded Debt	$7.1 billion	$5.2 billion

Plan Equity Value	Total enterprise value of $13.9 billion, which after deducting net debt and warrant value results in distributable equity value of $6.6 billion (or approximately $45.00 per share based on approximately 147.6 million shares)	Total enterprise value of $13.4 billion, which after deducting net debt and warrant value results in distributable equity value of $8.1 billion (or approximately $61.72 per share based on approximately 131.3 million shares)

Plan Investors	Direct Investment	Direct Investment
	• Purchase $400 million of preferred stock convertible at an assumed enterprise value of $11.75 billion (or 30.1% discount from Plan Equity Value)	• Purchase $400 million of preferred stock convertible at an assumed enterprise value of $10.25 billion (or 37.8% discount from Plan Equity Value)
	• Purchase $400 million of preferred stock convertible at an assumed enterprise value of $12.80 billion (or 14.3% discount from Plan Equity Value)	• Purchase $400 million of preferred stock convertible at an assumed enterprise value of $10.75 billion (or 31.6% discount from Plan Equity Value)
	• Purchase $175 million of New Common Stock at an assumed enterprise value of $12.80 billion (or 14.3% discount from Plan Equity Value)	• Purchase $175 million of New Common Stock at an assumed enterprise value of $10.25 billion (or 37.8% discount from Plan Equity Value)

GM	Recovery of $2.7 billion	Recovery of $2.6 billion at Plan value of
	• $2.7 billion in Cash	$13.4 billion
• At least $750 million in Cash
• Up to $750 million in a second lien note
• $1.1 billion in junior convertible preferred stock at Plan value of $13.4 billion
($1.2 billion in liquidation value)

	Original Plan (09/06/2007)	Revised Potential Amendment (11/14/2007)

Unsecured Creditors	Par plus accrued recovery at Plan value of $13.9 billion	Par plus accrued recovery at Plan value of $13.4 billion
	• 80% in New Common Stock at Plan Equity Value	• 75.5% in New Common Stock at Plan Equity Value
	• 20% in Cash	• 24.5% through pro rata participation in the Discount Rights Offering at an assumed enterprise value of $10.25 billion (or 37.8% discount from Plan Equity Value)

TOPrS	Par plus accrued recovery at Plan value of $13.9 billion	Par only recovery at Plan value of $13.4 billion • 75.5% in New Common Stock at Plan Equity Value
• 100% in New Common Stock at Plan Equity Value
• 24.5% through pro rata participation in the Discount Rights Offering at an assumed enterprise value of $10.25 billion (or 37.8% discount from Plan Equity Value)

Existing Common Stockholders	Par Value Rights	Par Value Rights
	• Right to acquire approximately 12,711,111 shares of New Common Stock at a purchase price struck at Plan Equity Value	• Right to acquire approximately 20,770,345 shares of New Common Stock at a purchase price struck at Plan Equity Value

	Warrants	Warrants
• Warrants to acquire an additional 5% of New Common Stock exercisable for five years after emergence struck at Plan Equity Value
•   Warrants to acquire 6,908,758 shares of New Common Stock (which comprises 5% of the fully diluted New Common Stock) exercisable for five years after emergence struck at 32.4% premium to Plan Equity Value

• Warrants to acquire $1.0 billion of New Common Stock exercisable for six months after emergence struck at 8.2% premium to Plan Equity Value

	Direct Distribution	No provision for Direct Distribution
• 1,476,000 shares of New Common Stock

	Participation in Discount Rights Offering • Right to purchase 40,845,016 shares of New Common Stock at a purchase price of $38.56 per share	No Provision for Participation in Discount Rights Offering
     Although the potential amendments are supported by GM and the Plan Investors, Delphi has been advised by both of its Statutory Committees that they will no longer support the Company’s Plan if amended as proposed. The Creditors’ Committee opposes changes to the Plan made since the potential amendments filed on Oct. 29, particularly the proposed increase in consideration to the Plan Investors (as a result of the larger discounts to Equity Plan Value agreed to by the Company in exchange for the Plan Investors’ proposed investment), the form of distributions to GM and proposed addition of out-of-the-money warrants to common stockholders. The Equity Committee opposes changes from the original Plan filed on Sept. 6, which would reduce recoveries to common stockholders as contemplated in the potential amendments. Absent a consensual resolution of these concerns, both of the Delphi’s Statutory Committees are expected to supplement the objections filed by each committee on Nov. 2 and seek other relief from the Bankruptcy Court.
     Delphi will continue to work toward a consensus among its principal stakeholders, including the Creditors’ Committee and the Equity Committee, recognizing that such an outcome is not assured. In the event these amendments do not become effective, the original underlying agreements as approved by the Bankruptcy Court on Aug. 2 remain in effect. The company continues to pursue emergence from Chapter 11 during the first quarter of 2008.
     The potential amendments to the Disclosure Statement Appendices (which include amendments to the POR, the GM Global Settlement Agreement, the GM Master Restructuring Agreement and the Investment Agreement) will be available later today on www.delphidocket.com. The Potential Amendments to the actual Disclosure Statement will be posted to www.delphidocket.com on Nov. 16.
ABOUT DELPHI’S CHAPTER 11 CASE
     Delphi’s Chapter 11 cases were filed on Oct. 8, 2005, in the United States Bankruptcy Court for the Southern District of New York and were assigned to the Honorable Robert D. Drain under lead case number 05-44481 (RDD).
     The Adequacy Hearing for the Disclosure Statement began on Oct. 3, 2007 and is scheduled to continue on Nov. 29, 2007. Approval of the Disclosure Statement and related voting solicitation procedures permits the company to solicit acceptances of the proposed Plan of Reorganization later this year and seek confirmation of the Joint Plan of Reorganization by the Bankruptcy Court during the first quarter of 2008.
     This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. More information on Delphi’s U.S. restructuring and access to court documents, including all of the documents referenced in this press release and other general information about the Chapter 11 cases, is available at www.delphidocket.com.
     Information on the case can also be obtained on the Bankruptcy Court’s website with Pacer registration: http://www.nysb.uscourts.gov. For more information about Delphi and its operating subsidiaries, visit Delphi’s website at www.delphi.com.
FORWARD-LOOKING STATEMENTS
This press release, as well as other statements made by Delphi may contain forward-looking statements that reflect, when made, the Company’s current views with respect to current events and financial performance. Such forward-looking statements are and will be, as the case may be, subject to many risks, uncertainties and factors relating to the Company’s operations and business environment which may cause the actual results of the Company to be materially different from any future results, express or implied, by such forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue,” the negative of these terms and other comparable terminology. Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following: the ability of the Company to continue as a going concern; the ability of the Company to operate pursuant to the terms of the debtor-in-possession financing facility and to obtain an extension of term or other amendments as necessary to maintain access to such facility; the terms of any reorganization plan ultimately confirmed; the Company’s ability to obtain Court approval with respect to motions in the chapter 11 cases prosecuted by it from time to time; the ability of the Company to prosecute, confirm and consummate one or more plans of reorganization with respect to the chapter 11 cases; the Company’s ability to satisfy the terms and conditions of the EPCA; risks associated with third parties seeking and obtaining Court approval to terminate or shorten the exclusivity period for the Company to propose and confirm one or more plans of reorganization, for the appointment of a chapter 11 trustee or to convert the cases to chapter 7 cases; the ability of the Company to obtain and maintain normal terms with vendors and service providers; the Company’s ability to maintain contracts that are critical to its operations; the potential adverse impact of the chapter 11 cases on the Company’s liquidity or results of operations; the ability of the Company to fund and execute its business plan (including the transformation plan described in its periodic filings with the SEC and its filings with the Bankruptcy Court) and to do so in a timely manner; the ability of the Company to attract, motivate and/or retain key executives and associates; the ability of the Company to avoid or continue to operate during a strike, or partial work stoppage or slow down by any of its unionized employees or those of its principal customers and the ability of the Company to attract and retain customers. Additional factors that could affect future results are identified in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, including the risk factors in Part I. Item 1A. Risk Factors, contained therein and the Company’s quarterly periodic reports for the subsequent periods, including the risk factors in Part II. Item 1A. Risk Factors, contained therein, filed with the SEC. Delphi disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events and/or otherwise. Similarly, these and other factors, including the terms of any reorganization plan ultimately confirmed, can affect the value of the Company’s various prepetition liabilities, common stock and/or other equity securities. Additionally, no assurance can be given as to what values, if any, will be ascribed in the bankruptcy cases to each of these constituencies. A plan of reorganization could result in holders of Delphi’s common stock receiving no distribution on account of their interest and cancellation of their interests. In addition, under certain conditions specified in the Bankruptcy Code, a plan of reorganization may be confirmed notwithstanding its rejection by an impaired class of creditors or equity holders and notwithstanding the fact that equity holders do not receive or retain property on account of their equity interests under the plan. In light of the foregoing, the Company considers the value of the common stock to be highly speculative and cautions equity holders that the stock may ultimately be determined to have little or no value. Accordingly, the Company urges that appropriate caution be exercised with respect to existing and future investments in Delphi’s common stock or other equity interests or any claims relating to prepetition liabilities.
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